 FOR IMMEDIATE RELEASE
8/17/00

Tellabs CEO Michael J. Birck becomes chairman of the board of directors
Former Ameritech chairman Richard C. Notebaert named president and CEO

Lisle, Ill. — Tellabs announced today that Michael J. Birck, one of the company's original six founders, has been named chairman of the board of directors of the global communications solutions supplier effective Sept. 18. Effective the same date, former Ameritech Chairman and CEO Richard C. Notebaert will become president and CEO of the nearly $3 billion firm that was named by Fortune magazine as one of the country's fastest-growing companies.

"I personally sought Dick for this position," Birck said. "He's a great addition to Tellabs because he understands our business, he has terrific relationships with carriers, and he has a proven track record managing change in a large organization. To build on the success we as a company have experienced and to achieve our goal of tripling our size by 2003, we must continue to be a focused solutions provider addressing the business needs of our customers. Dick will be a key asset to help us get there."

Notebaert, who had been Ameritech's chairman and CEO since April 1994, led the organization through its greatest growth period, delivering more than six straight years of double-digit profit growth."I'm pleased to join this organization because Tellabs recognizes that the key to growth and stockholder value is customer satisfaction," Notebaert said. "Tellabs is uniquely positioned to succeed in this industry by enabling service providers to meet their burgeoning demand for services while quickly introducing new ones."

Notebaert, 53, began his career in 1969 at Wisconsin Bell, where he held a number of positions in operations and marketing before moving to Ameritech Communications in 1983 as vice president of marketing and operations. He became president of Ameritech Mobile Communications in 1986, and president of Indiana Bell in 1989. In 1993, he became president and chief operating officer of Ameritech Corporation and in January 1994 was elected president and chief executive officer.

In the new organization, Birck and Notebaert together will lead the Tellabs management team in developing and managing the implementation of strategic plans and direction.

"This is a good time to make the transition," Birck said. "Tellabs continues to experience rapid growth. We're entering new market segments, and we'll be delivering an unprecedented number of new products to help our customers build the new public network."

Under Birck's leadership, Tellabs grew from a company that ended its first year with 20 employees and $312,000 in sales to an organization that will end the year 2000 with more than $3 billion in sales and more than 8,000 employees worldwide.

Tellabs has been named by the Wall Street Journal as one of the 10 best-performing stocks of the 1990s and by Fortune magazine as one of the best places to work in America. The company has announced significant expansions in the last few months, including a new corporate headquarters in Naperville, Ill., and a technology center in the Boston area.

Tellabs designs, manufactures, markets and services optical networking, next-generation switching and broadband access solutions. These solutions are supported by the company's professional services. Tellabs' products are used worldwide by providers of communications services. Tellabs stock is listed on the Nasdaq Stock Market (TLAB).

CONTACTS:
Jean Medina
(630) 512-8336
jean.medina@tellabs.com

Robin Urbanski
(630) 512-8032
robin.urbanski@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or in other countries.